UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. __ )

Filed by the Registrant ☒                                          Filed by a Party other than the Registrant ☐

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to Rule 14a-12.

TAMALPAIS BANCORP

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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(4)	Date Filed:

[Tamalpais Bancorp letterhead]

November 4, 2009

Dear Shareholder:

Our board of directors has approved an amendment to the Articles of Incorporation of Tamalpais Bancorp (the “Company”) to increase the number of authorized shares of common stock. The principal purposes of increasing the authorized shares of common stock are to ensure that we have sufficient authorized and unissued shares available to undertake a potential common stock offering and provide additional authorized and unissued shares for future purposes.

Our board of directors also approved an amendment to our Articles of Incorporation to effect a reverse stock split of our common stock at a ratio determined by the board within a specified range, and reduce the number of authorized shares of our common stock by the reverse stock split ratio. The purpose of the reverse stock split is to increase the market price of our common stock to enhance our ability to meet the continued listing requirements of the NASDAQ Capital Market and make our common stock more attractive to a broader range of institutional and other investors.

These actions by our board of directors to amend the Articles of Incorporation is subject to approval of our shareholders. This solicitation is being made on the terms and subject to the conditions set forth in the accompanying Consent Solicitation Statement, which describes the terms of the proposed amendments to the Articles of Incorporation of the Company. Also enclosed you will find your written consent card and return envelope. Please complete, date and sign the written consent card and return it in the enclosed, postage-prepaid envelope or by facsimile to Computershare by 5:00 p.m., Pacific Time, on November 25, 2009. You can also submit your consent electronically or telephonically or on the Internet using instructions on the consent card.

Your response to this solicitation is important. Failure to return the enclosed written consent card will have the same effect as a vote against approval of the amendments. Our board of directors recommends that all shareholders CONSENT to the amendments to our Articles of Incorporation.

Your continued interest and support of Tamalpais Bancorp are greatly appreciated.

Sincerely,

/s/ Mark Garwood	/s/ Carolyn Horan
Mark Garwood	Carolyn Horan, Ed.D.
President and Chief Executive Officer	Chairman

TAMALPAIS BANCORP

630 LAS GALLINAS AVENUE

SAN RAFAEL, CA 94903

(415) 526-6400

NOTICE OF SOLICITATION OF CONSENTS

To the Shareholders of Tamalpais Bancorp:

This Notice of Solicitation of Consents and accompanying Consent Solicitation Statement are furnished to you by Tamalpais Bancorp (the “Company”) in connection with the solicitation on behalf of our board of directors of written consents from the holders of the Company’s common stock to take action without a shareholders’ meeting.

Our board of directors is requesting the holders of the Company’s common stock to consent to the following matters:

1.	Approval of an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock from 10,000,000 to 300,000,000.

2.	Approval of an amendment to our Articles of Incorporation to (i) effect a reverse stock split of our common stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to November 4, 2010, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our common stock by the reverse stock split ratio determined by the Board of Directors.

We have established the close of business on October 28, 2009 as the record date for determining shareholders entitled to submit written consents.

We request that each shareholder complete, date and sign the enclosed written consent card and promptly return it in the enclosed postage-prepaid envelope or fax it to Computershare at (818) 502-0674. You can also submit your consent electronically or telephonically using instructions on the consent card. To be counted, your properly completed written consent card must be received at or before 5:00 p.m. Pacific Time, on November 25, 2009, subject to extension by our board of directors.

Your vote is important. Failure to return the enclosed written consent card will have the same effect as a vote against the proposed amendments to the Company’s Articles of Incorporation. We recommend that all shareholders consent to the amendments to the Company’s Articles of Incorporation by marking the box entitled “CONSENT” with respect to each proposal on the enclosed written consent card. If you sign and send in the written consent card but do not indicate how you want to vote as to the proposed amendments, your consent card will be treated as a consent to both proposals.

Consents may be revoked by shareholders at any time prior to the time that we receive and accept the written consent of the holders of a majority of the outstanding shares of common stock of the Company entitled to vote.

IT IS VERY IMPORTANT THAT EVERY SHAREHOLDER VOTE. WE URGE YOU TO SIGN, DATE AND RETURN THE ENCLOSED WRITTEN CONSENT AS PROMPTLY AS POSSIBLE.

By Order of the Board of Directors,

San Rafael, California	/s/ Kristina Veaco
November 4, 2009	Kristina Veaco, Secretary

Page
CONSENT SOLICITATION STATEMENT	1

General	1

Vote Required	1

How to Submit Consents	2

Expiration Date; Amendments	3

Revocation of Consents	3

Solicitation of Consents	3

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	4

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT	5

Proposal 1 APPROVAL OF AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 SHARES TO 300,000,000 SHARES	7

General	7

Reasons for Proposed Amendment	7

Potential Effects of Proposed Amendment	8

Dissenter’s Rights	8

Outstanding Common Stock and Shares of Common Stock Available for Issuance	8

Required Consent	8

Proposal 2. APPROVAL OF AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK	9

General	9

Reasons for Proposed Amendment	10

Potential Effects of Proposed Amendment	11

Beneficial Holders of Common Stock	12

Registered “Book-Entry” Holders of Common Stock	12

Holders of Certificated Shares of Common Stock	12

Fractional Shares	13

i

ii

TAMALPAIS BANCORP

630 LAS GALLINAS AVENUE

SAN RAFAEL, CALIFORNIA 94903

(415) 526-6400

CONSENT SOLICITATION STATEMENT

Important Notice Regarding the Availability of Consent Materials: This Consent Solicitation Statement is available to shareholders via the Internet at www.tambancorp.com.

General

This Consent Solicitation Statement is being furnished in connection with the solicitation of written consents of the shareholders of Tamalpais Bancorp (“we,” “our,” or the “Company”) with regard to the following proposals:

1.	Approval of an amendment to our Articles of Incorporation to increase the number of authorized shares of our common stock, no par value common stock (the “Common Stock”), from 10,000,000 to 300,000,000 (“Authorized Share Increase”).

2.	Approval of an amendment to our Articles of Incorporation to (i) effect a reverse stock split of our Common Stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to November 4, 2010, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our Common Stock by the reverse stock split ratio determined by the Board of Directors (“Reverse Stock Split”).

This Consent Solicitation Statement contains important information for you to consider when deciding how to vote on this matter. Please read it carefully.

Our board of directors has elected to obtain shareholder approval of the amendments to our Articles of Incorporation by written consent, rather than by calling a special meeting of shareholders. Written consents are being solicited from all of our shareholders pursuant to Section 603 of the California Corporations Code and Section 11 of Article II of our Amended and Restated Bylaws.

Voting materials, which include this Consent Solicitation Statement and a written consent card, are being mailed to all shareholders on or about November 4, 2009. Our board of directors set the close of business on October 28, 2009 as the Record Date. The close of business on such date has been fixed as the Record Date for the determination of holders entitled to act with respect to the consent. As of the Record Date, the Company had _______ shares of Common Stock outstanding, held of record by approximately ____ registered holders.

Vote Required

In order to approve the Authorized Share Increase and Reverse Stock Split, we must receive the written consent of a majority of the outstanding shares of Common Stock (the “Requisite Consents”) for each proposal. Each share of Common Stock entitles the holder of record to one vote on the matters set forth in the written consent card. Broker non-votes and abstentions will have the effect of votes against the proposals. If you do not consent to the amendments, formally abstain to the amendments or if you do not vote at all, and we do not otherwise obtain enough consents to approve the changes to our Articles of Incorporation, the amendments will not be approved. Our board of directors recommends that you CONSENT to Proposals 1and 2.

“Broker non-votes” result when shareholders hold their shares in street name and do not provide voting instructions to their broker or other nominee. Those shares will not be voted on any proposal on which the broker or other nominee does not have discretionary authority to vote under applicable rules. We expect that brokers and other nominees will be allowed under the rules of the New York Stock Exchange to exercise discretionary authority with respect to both proposals for beneficial owners who have not provided voting instructions.

How to Submit Consents

All written consents that are properly completed, signed and delivered to our transfer agent, Computershare, prior to the Expiration Date, and not revoked prior to our acceptance of the written consents, will be accepted. If you have any questions about the consent solicitation or how to vote or revoke your written consent, or if you should need additional copies of this Consent Solicitation Statement or voting materials, please contact Georgeson Inc. (the “Consent Solicitation Agent”) at (800) 509-1028.

By Mail

Shareholders of record who desire to consent to the amendments of our Articles of Incorporation may do so by mailing or delivering the applicable written consent to Computershare using the enclosed, postage pre-paid envelope and in accordance with the instructions contained in the written consent. If your shares are held in street name, voting will depend on the voting processes of your broker, bank, or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive directly from the holder of record.

If the written consent is properly completed and signed, the shareholder will be deemed to have consented to both proposals to amend our Articles of Incorporation. Failure to return the enclosed written consent card will have the same effect as a vote against approval of the proposals to amend our Articles of Incorporation.

Written consents by the shareholder(s) must be executed in exactly the same manner as the name(s) appear(s) on the share certificates. If share certificates to which a written consent relates are held of record by two or more joint holders, all such holders must sign the written consent. If a signature is by a trustee, executor, administrator, guardian, proxy, attorney-in-fact, officer of a corporation or other record holder acting in a fiduciary or representative capacity, such person should so indicate when signing and must submit proper evidence satisfactory to us of such person’s authority so to act. If share certificates are registered in different names, separate written consents must be executed covering each form of registration.

THE CONSENT SHOULD NOT BE SENT TO US. A SHAREHOLDER MUST COMPLETE, SIGN, DATE AND DELIVER THE WRITTEN CONSENT (OR PHOTOCOPY THEREOF) FOR SUCH HOLDER’S SHARES TO COMPUTERSHARE. SUCH WRITTEN CONSENT MAY BE DELIVERED TO COMPUTERSHARE BY HAND, MAIL, FACSIMILE OR OVERNIGHT COURIER.

By Telephone or on the Internet

The telephone and Internet voting procedures established by Tamalpais for shareholders of record are designed to authenticate your identity, to allow you to give your voting instructions and to confirm that those instructions have been properly recorded. If you vote by telephone or on the Internet, you do not have to return your written consent.

Shareholders of Record. You can vote by calling the toll-free telephone number on your written consent. Please have your written consent in hand when you call. Easy-to-follow voice prompts allow you to vote your shares and confirm that your instructions have been properly recorded. If you reside in the United States or Canada, dial ________ and follow the instructions for telephone voting on the written consent.

The Website for Internet voting is ____________. Please have your written consent handy when you go online. As with telephone voting, you can confirm that your instructions have been properly recorded. Telephone and Internet voting facilities for shareholders of record will be available 24 hours a day, and will close at 11:59 a.m. Pacific Time on November 25, 2009.

Beneficial Holders. The availability of telephone and Internet voting for beneficial owners will depend on the voting processes of your broker, bank or other holder of record. Therefore, we recommend that you follow the voting instructions in the materials you receive. If telephone and/or Internet voting are available to you, voting facilities will close at 11:59 a.m. Pacific Time on November 25, 2009.

Expiration Date; Amendments

The term “Expiration Date” means 5:00 p.m. Pacific Time, on November 25, 2009, unless the Requisite Consents are received prior to such date, in which case this solicitation will expire on the date that such Requisite Consents are obtained, and such earlier date shall be the Expiration Date. Final results will be published in a Form 8-K after the time period for providing consents expires (the earlier of November 25, 2009, unless extended, or the time the Requisite Consents have been received).

Notwithstanding anything to the contrary set forth in this Consent Solicitation Statement, the Company reserves the right, at any time prior to the Expiration Date, to amend or terminate the solicitation, or to delay accepting written consent cards.

Revocation of Consents

Written consents may be revoked or withdrawn by the shareholders at any time prior to the date we have received the Requisite Consents and have accepted them or prior to 5:00 p.m. Pacific Time on the Expiration Date. To be effective, a written or facsimile revocation or withdrawal of the written consent card must be received by Computershare prior to such time and addressed as follows: 250 Royall Street, Canton, MA 02021; or by facsimile to (818) 502-0674. A notice of revocation or withdrawal must specify the shareholder’s name and the number of shares being withdrawn. After the Expiration Date, all written consents previously executed and delivered and not revoked will become irrevocable.

Solicitation of Consents

Our board of directors is sending you this Consent Solicitation Statement in connection with its solicitation of consents to approve the amendments to our Articles of Incorporation. Certain directors, officers and employees of our Company may solicit written consents by mail, facsimile or in person. Our Company will pay for the costs of solicitation. We expect to pay the reasonable expenses of brokers, nominees and similar record holders in mailing voting materials to beneficial owners of our Common Stock.

In connection with the solicitation we have retained Georgeson Inc. as our Consent Solicitation Agent. Georgeson Inc. will receive a fee for serving as Consent Solicitation Agent estimated to be approximately $8,500. In addition, we will reimburse Georgeson Inc. for reasonable out-of-pocket expenses and will indemnify it against certain liabilities and expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table provides information as of September 30, 2009, as to shareholders who, to our knowledge, beneficially own more than 5% of the outstanding shares of Common Stock. All information shown is based on information reported on Schedule 13G filed with the SEC on the dates indicated in the footnotes to this table.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class
Wasatch Advisors Inc.(1) 150 Social Hall Avenue Salt Lake City, UT 84111	343,103 shares	9.0%
The Banc Funds Company, LLC(2) 20 North Wacker Drive, Suite 3300 Chicago, IL 60606	321,371 shares	8.4%

(1)	The information as to Wasatch Advisors Inc. is derived from a Schedule 13G/A filed with the SEC on February 17, 2009. On October 13, 2009, Wasatch Advisors filed an amendment to its Schedule 13G in which it disclosed that it has reduced its beneficial ownership to 165,953 shares of Common Stock.
(2)	The information as to the Banc Funds Company, LLC is derived from a Schedule 13G/A filed with the SEC on February 13, 2009. The shares are beneficially owned, collectively by Banc Fund V L.P., Banc Fund VI L.P. and Banc Fund VII L.P. (the “Banc Funds”). The Banc Funds Company, LLC is the general partner of the respective general partners of each of the Banc Funds.

SECURITY OWNERSHIP OF DIRECTORS AND MANAGEMENT

The following table provides information as of September 30, 2009, concerning the beneficial ownership of our Common Stock by each of our directors and named executive officers, and our directors and executive officers as a group.

Name and Address of Beneficial Owner(1)	Relationship to Tamalpais Bancorp	Number of Shares Beneficially Owned(2)	Percent of Shares Outstanding(3)
Allan G. Bortel(4)	Director, Tamalpais Bancorp and Tamalpais Bank; Vice-Chairman, Director, Secretary and Treasurer, Tamalpais Wealth Advisors	30,005	0.78%
Karry Bryan(5)	Interim Chief Financial Officer, Tamalpais Bancorp and Tamalpais Bank	8,130	0.21%
Lynne E. Crawford	Director, Tamalpais Bancorp and Tamalpais Bank	—	—
Evelyn S. Dilsaver(6)	Director, Tamalpais Bancorp and Tamalpais Bank	11,700	0.31%
Mark Garwood(7)	President and Chief Executive Officer, and Director, Tamalpais Bancorp; Chairman, Director and Chief Executive Officer, Tamalpais Bank; Director, Tamalpais Wealth Advisors	121,276	3.10%
Carolyn B. Horan(8)	Chairman and Director, Tamalpais Bancorp; Vice-Chairman and Director, Tamalpais Bank	89,648	2.33%
Larry Rosenberger(9)	Director, Tamalpais Bancorp and Tamalpais Bank	19,400	0.51%
Paul David Schaeffer(10)	Director, Tamalpais Bancorp and Tamalpais Bank; Chairman and Director, Tamalpais Wealth Advisors	9,810	0.26%
Richard E. Smith(11)	Vice-Chairman, Director and Treasurer, Tamalpais Bancorp; Director and Treasurer, Tamalpais Bank	117,630	3.06%
James P. Williams(12)	Executive Vice President, Tamalpais Bank	4,100	0.11%
Michael Moulton(13)	Executive Vice President and Chief Financial Officer, Tamalpais Bancorp and Tamalpais Bank; Chief Financial Officer, Tamalpais Wealth Advisors	63,863	1.65%
All Directors and Executive Officers as a Group (11 persons)(14)		475,562	11.77%

(1)	The address for all persons listed is c/o Tamalpais Bancorp, 630 Las Gallinas Avenue, San Rafael, California 94903.

(2)	Unless otherwise indicated in these notes and subject to applicable community property laws and shared voting and investment power with a spouse, each director and executive officer listed above possesses sole voting power and sole investment power for the shares of Tamalpais Bancorp Common Stock listed.
(3)	In calculating the percentage of ownership, all shares which the identified person or persons have the right to acquire by exercise of options within 60 days of September 30, 2009 are deemed to be outstanding for the purpose of computing the percentage of the class owned by such person, but are not deemed to be outstanding for the purpose of computing the percentage of the class owned by any other person.
(4)	Includes 14,025 shares of stock held in a Living Trust and 15,980 shares of Common Stock that Mr. Bortel has the right to acquire by exercise of stock options.
(5)	Includes 8,130 shares of Common Stock that Ms. Bryan has the right to acquire by exercise of stock options.
(6)	Includes 10,200 shares of Common Stock held in a trust and 1,500 shares of Common Stock that Ms. Dilsaver has the right to acquire by exercise of stock option.
(7)	Includes 3,852 shares held in a family trust, 12,298 shares held in Tamalpais Bank 401(k), and 83,806 shares of Common Stock that Mr. Garwood has the right to acquire by exercise of stock options.
(8)	Includes 72,598 shares of Common Stock in a family trust and 17,050 shares of Common Stock that Ms. Horan has the right to acquire by exercise of stock options.
(9)	Includes 12,500 shares of Common Stock that Mr. Rosenberger has the right to acquire by exercise of a warrant issued September 28, 2009.
(10)	Includes 3,600 shares of Common Stock held in a trust and 6,210 shares of Common Stock that Mr. Schaeffer has the right to acquire by exercise of stock options.
(11)	Includes 96,300 shares of Common Stock held in Richard E. Smith & Patricia Smith Trust and 21,330 shares of Common Stock that Mr. Smith has the right to acquire by exercise of stock options.
(12)	Includes 4,100 shares of Common Stock that Mr. Williams has the right to acquire by exercise of stock options.
(13)	Includes 2,062 shares held in IRA, 5,116 shares held in Tamalpais 401(k) and 45,590 shares of Common Stock that Mr. Moulton has the right to acquire by exercise of stock options. Mr. Moulton resigned from his positions with the Company, the Bank and Tamalpais Wealth Advisors on September 16, 2009.
(14)	Includes 17,414 shares held in Tamalpais Bank 401(k), and 216,196 shares of Common Stock that the directors and executive officers have the right to acquire by exercise of stock options and warrants.

Proposal 1	APPROVAL OF AMENDMENT TO OUR ARTICLES OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF COMMON STOCK FROM 10,000,000 SHARES TO 300,000,000 SHARES.

General

The board of directors has approved an amendment to our Articles of Incorporation to increase the authorized number of shares of Common Stock from 10,000,000 shares to 300,000,000 shares, subject to approval of the amendment by shareholders, and is hereby soliciting shareholder approval for the amendment. No change is being proposed to the authorized number of shares of our preferred stock, which will remain at 10,000,000 shares.

Under the existing provisions of our Articles of Incorporation, the Company currently has authority to issue 10,000,000 shares of Common Stock of which ________ shares of Common Stock were issued and outstanding at the close of business on the Record Date. There were no shares of our preferred stock outstanding as of the close of business on the Record Date.

The proposed increase in the authorized shares of Common Stock would become effective immediately upon the filing of the amendment to our Articles of Incorporation with the office of the Secretary of State of California. We expect to file the amendment promptly upon approval of our shareholders.

This proposal would amend subsection (a) of Article Four of the Company’s Articles of Incorporation to read in its entirety as follows with respect to total shares authorized and to increase the total shares of Common Stock authorized:

“FOUR. (a) This corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock” respectively. The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is 300,000,000.”

Reasons for Proposed Amendment

We have initiated a process to identify and evaluate a broad range of strategic alternatives to further strengthen our capital base and enhance shareholder value including capital-raising transactions involving offerings of Common Stock and preferred stock. We are under directives from our banking regulators to increase the capital of the Company’s subsidiary, Tamalpais Bank, a California state-chartered bank (the “Bank”), and the Company currently anticipates satisfying these directives, in part, by the sale of Common Stock if such sales can be arranged on terms, including price, that the board of directors deems reasonable and in the best interests of shareholders. Thus, the Company will need additional capital in order for the Bank to satisfy the Order. See “Regulatory Order.” Depending on the amount of capital we may raise, we anticipate that a portion of any proceeds may be used to repay up to $6 million of our outstanding debt. In addition, the amendment would provide us additional flexibility by increasing the authorized number of shares of Common Stock available for issuance from time to time for corporate purposes, including raising additional capital, acquisitions of other companies or their assets, the issuance of shares under current or future equity incentive plans for our directors, officers and employees, the issuance of stock dividends or stock splits, and other corporate purposes.

Potential Effects of Proposed Amendment

The additional shares of Common Stock, when and if issued, would have the same rights and privileges as the shares of Common Stock now issued, including the right to cast one vote per share and to participate in dividends when and to the extent declared and paid. Our Common Stock does not entitle any holder to any preemptive rights. Any issuance of additional shares of Common Stock would increase the number of outstanding shares of Common Stock. As a result, existing shareholders would experience dilution in their percentage ownership, voting power and in their earnings per share (unless such issuance was pro rata among all existing shareholders). In addition, depending upon the price realized in such issuance, existing shareholders may experience a reduction in their book value per share.

Our board of directors will determine whether, when and on what terms the issuance of shares of Common Stock may be warranted in connection with any future actions. If the amendment is approved by the shareholders, the shares of Common Stock would be available for issuance without further action by our shareholders, except as may be required by applicable law or the Marketplace Rules of the Nasdaq Stock Market.

Although an increase in the authorized shares of Common Stock could, under certain circumstances, also be construed as having an anti-takeover effect (for example, by permitting easier dilution of the stock ownership of a person seeking to effect a change in the composition of the Company’s board of directors or contemplating a tender offer or other transaction resulting in our acquisition by another company), the proposed increase in authorized shares is not in response to any effort by any person or group to accumulate shares of our Common Stock or to obtain control of the Company by any means. In addition, the proposal is not part of any plan by our board of directors to recommend or implement a series of anti-takeover measures.

Dissenter’s Rights

Under California law and our Articles of Incorporation, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Share Authorization Increase.

Outstanding Common Stock and Shares of Common Stock Available for Issuance

	As of September 30, 2009	Upon Effectiveness of Amendment
Shares of Common Stock Authorized	10,000,000	300,000,000
Shares of Common Stock Outstanding	3,823,634	3,823,634
Shares of Common Stock Reserved for Issuance*	651,940	651,940
Shares of Common Stock Available for Future Issuance	5,524,426	295,524,426

*	The number of shares of Common Stock reserved for issuance reflects shares of Common Stock reserved for issuance under our Incentive Stock Option and Stock Appreciation Plan and our Non-Employee Directors’ Stock Option Plan and a warrant issued to one of our directors. As of September 30, 2009, options to purchase 464,659 shares of Common Stock were outstanding.

Required Consent

The affirmative consent of a majority of the issued and outstanding shares of the Common Stock entitled to vote is required for approval of the Authorized Share Increase. Approval by our shareholders of the Authorized Share Increase is not conditioned upon approval by our shareholders of the Reverse Stock Split; conversely, approval by our shareholders of the Reverse Stock Split is not conditioned upon approval by our shareholders of the Authorized Share Increase.

The board of directors recommends that shareholders consent to the amendment to the Articles of Incorporation to authorize the Authorized Share Increase.

Proposal 2.	APPROVAL OF AMENDMENT TO OUR ARTICLES OF INCORPORATION TO EFFECT A REVERSE STOCK SPLIT OF COMMON STOCK.

General

The board of directors has approved an amendment to our Articles of Incorporation to effect a reverse stock split, as described below, subject to approval of the amendment by our shareholders, and is hereby soliciting shareholder approval for the amendment.

If approved by our shareholders, the Reverse Stock Split would permit (but not require) the board of directors to effect a reverse stock split of our Common Stock at any time prior to November 4, 2010 by a ratio of not less than one-for-two and not more than one-for-ten with the exact ratio to be set at a whole number within this range as determined by the board of directors in its sole discretion. We believe that enabling the board of directors to set the ratio within the stated range will provide us with the flexibility to implement the Reverse Stock Split in a manner designed to maximize the anticipated benefits for our shareholders. In determining a ratio, if any, following the receipt of shareholder approval, the board of directors may consider, among other things, factors such as:

•	the historical trading price and trading volume of our Common Stock;

•	the number of shares of our Common Stock outstanding;

•	the then-prevailing trading price and trading volume of our Common Stock and the anticipated impact of the Reverse Stock Split on the trading market for our Common Stock;

•	the anticipated impact of a particular ratio on our ability to reduce administrative and transactional costs; and

•	prevailing general market and economic conditions.

Depending on the ratio for the Reverse Stock Split determined by the board of directors, two, three, four, five, six, seven, eight, nine or ten shares of existing Common Stock, as determined by the board of directors, will be combined into one share of Common Stock. The number of shares of Common Stock issued and outstanding will therefore be reduced, depending upon the reverse stock split ratio determined by the board of directors. The amendment to the Articles of Incorporation that is filed to effect the Reverse Stock Split, if any, will include only the reverse split ratio determined by the board of directors to be in the best interests of our shareholders and all of the other proposed amendments at different ratios will be abandoned.

If the Reverse Stock Split is effected, we will also proportionately reduce the number of authorized shares of our Common Stock, as described below in “—Authorized Shares.” Accordingly, we are also proposing to adopt amendments to our Articles of Incorporation to reduce the total number of authorized shares of Common Stock, depending on the reverse split ratio determined by the board of directors. The amendment to our Articles of Incorporation that is filed in connection with the Reverse Stock Split, if any, will include only the total number of authorized shares of Common Stock determined by the Board of Directors to be in the best interests of shareholders and all of the other proposed amendments for different numbers of authorized shares will be abandoned. If the board of directors abandons the Reverse Stock Split, it will also abandon the related reduction in the number of authorized shares.

To avoid the existence of fractional shares of our Common Stock, shareholders of record who would otherwise hold fractional shares as a result of the Reverse Stock Split will be entitled to receive cash (without interest) in lieu of such fractional shares from our transfer agent. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions, other expenses and applicable withholding taxes) attributable to the sale of such fractional shares following the aggregation and sale by our transfer agent of all fractional shares otherwise issuable. Holders of fractional shares as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.

The Reverse Stock Split, if approved by our shareholders, would become effective upon the filing (the “Effective Time”) of a certificate of amendment to our Articles of Incorporation with the Secretary of State of the State of California. The exact timing of the filing of the certificate of amendment that will effect the Reverse Stock Split will be determined by the board of directors based on its evaluation as to when such action will be the most advantageous to the Company and our shareholders. In addition, the board of directors reserves the right, notwithstanding shareholder approval and without further action by the shareholders, to elect not to proceed with the Reverse Stock Split if, at any time prior to filing the certificate of amendment, the board of directors, in its sole discretion, determines that it is no longer in our best interest and the best interests of our shareholders to proceed with the Reverse Stock Split. If a certificate of amendment effecting the Reverse Stock Split has not been filed with the Secretary of State of the State of California by the close of business on November 4, 2010, the board of directors will abandon the Reverse Stock Split. If the Authorized Share Increase discussed above in “Proposal 1 - Approval of Amendment to Our Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from 10,000,000 Shares to 300,000,000 Shares” is approved by our shareholders, we expect to file the certificate of amendment effecting the Authorized Share Increase prior to filing a certificate of amendment effecting the Reverse Stock Split (and related share decrease).

This proposal would amend subsection (a) of Article Four of the Company’s Articles of Incorporation to read in its entirety as follows:

“FOUR. (a) This corporation is authorized to issue two classes of shares designated “Preferred Stock” and “Common Stock” respectively. The number of shares of Preferred Stock authorized to be issued is 10,000,000 and the number of shares of Common Stock authorized to be issued is __________. Upon the filing and effectiveness (the “Effective Time”) pursuant to the General Corporation Law of the State of California of this Certificate of Amendment, each [two],[three][four][five][six][seven][eight][nine][ten] shares of Common Stock issued and outstanding immediately prior to the Effective Time shall be combined and changed into one (1) validly issued, fully paid and non-assessable share of Common Stock without any further action by this Company or the holder thereof, subject to the treatment of fractional share interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Shareholders who otherwise would be entitled to receive fractional shares of Common Stock shall be entitled to receive cash (without interest or deduction) from this Company’s transfer agent in lieu of such fractional share interests upon the submission of a transmittal letter by a shareholder holding the shares in book-entry form and, where shares are held in certificated form, upon the surrender of the shareholder’s Old Certificates (as defined below), in an amount equal to the proceeds attributable to the sale of such fractional shares following the aggregation and sale by this Company’s transfer agent of all fractional shares otherwise issuable. Each certificate that immediately prior to the Effective Time represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined, subject to the elimination of fractional share interests as described above.”

Reasons for Proposed Amendment

The board of directors is submitting the Reverse Stock Split to our shareholders for approval with the primary intent of increasing the market price of our Common Stock to enhance our ability to meet the continued listing requirements of the NASDAQ Capital Market and make our Common Stock more attractive to a broader range of institutional and other investors. In addition to increasing the market price of our Common Stock, the Reverse Stock Split would also reduce certain of our costs, as discussed below. Accordingly, for these and other reasons discussed below, we believe that effecting the Reverse Stock Split is in the Company’s and our shareholders’ best interests.

We believe that the Reverse Stock Split will enhance our ability to maintain our listing on the NASDAQ Capital Market, which requires, among other items, that the bid price for our Common Stock be maintained at no less than $1.00 per share. Reducing the number of outstanding shares of our Common Stock should, absent other factors, increase the per share market price of our Common Stock, although we can not provide any assurance that we will be able to maintain our minimum bid price over $1.00 per share even if we implement the Reverse Stock Split.

In addition, we believe the Reverse Stock Split will make our Common Stock more attractive to a broader range of institutional and other investors, as we have been advised that the current market price of our Common Stock may affect its acceptability to certain institutional investors, professional investors and other members of the investing public. Many brokerage houses and institutional investors have internal policies and practices that either prohibit them from investing in low-priced stocks or tend to discourage individual brokers from recommending low-priced stocks to their customers. Furthermore, some of those policies and practices may function to make the processing of trades in low-priced stocks economically unattractive to brokers. Moreover, because brokers’ commissions on low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of Common Stock can result in individual shareholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher. We believe that the Reverse Stock Split will make our Common Stock a more attractive and cost effective investment for many investors, which will enhance the liquidity of the holders of our Common Stock.

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split. Accordingly, the total market capitalization of our Common Stock after the Reverse Stock Split may be lower than the total market capitalization before the Reverse Stock Split.

In addition to increasing the price of our Common Stock, we believe that a Reverse Stock Split will provide us and our shareholders with other benefits. Currently, the fees that we pay to list our shares on the NASDAQ Capital Market are based on the number of shares we have outstanding. Also, the fees that we pay for custody and clearing services are all based on or related to the number of shares being held or cleared as applicable. Reducing the number of shares that are outstanding and that will be issued in the future may reduce the amount of fees and tax that we pay to these organizations and agencies, as well as other organizations and agencies that levy charges based on the number of shares rather than the value of the shares.

Potential Effects of Proposed Amendment

The number of shares of Common Stock issued and outstanding will be reduced, depending upon the reverse stock split ratio determined by the board of directors. The Reverse Stock Split will affect all holders of our Common Stock uniformly and will not affect any shareholder’s percentage ownership interest in the Company, except that as described below in “—Fractional Shares,” record holders of Common Stock otherwise entitled to a fractional share as a result of the Reverse Stock Split will receive a cash payment in lieu of such fractional share. These cash payments will reduce the number of post-Reverse Stock Split holders of our Common Stock to the extent there are currently shareholders who would otherwise receive less than one share of Common Stock after the Reverse Stock Split. In addition, the Reverse Stock Split will not affect any shareholder’s proportionate voting power (subject to the treatment of fractional shares).

The Reverse Stock Split may result in some shareholders owning “odd lots” of less than 100 shares of Common Stock. Odd lot shares may be more difficult to sell, and brokerage commissions and other costs of transactions in odd lots are generally somewhat higher than the costs of transactions in “round lots” of even multiples of 100 shares.

After the Effective Time, our Common Stock will have new Committee on Uniform Securities Identification Procedures (CUSIP) numbers, which is a number used to identify our equity securities, and stock certificates with the older CUSIP numbers will need to be exchanged for stock certificates with the new CUSIP numbers by following the procedures described below.

After the Effective Time, we will continue to be subject to the periodic reporting and other requirements of the Exchange Act. Our Common Stock will continue to be listed on the NASDAQ Capital Market under the symbol “TAMB”, although NASDAQ will add the letter “D” to the end of the trading symbol for a period of 20 trading days after the Effective Time to indicate that a reverse stock split has occurred.

Beneficial Holders of Common Stock

Upon the implementation of the Reverse Stock Split, we intend to treat shares held by shareholders through a bank, broker, custodian or other nominee in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers, custodians or other nominees will be instructed to effect the Reverse Stock Split for their beneficial holders holding our Common Stock in street name. However, these banks, brokers, custodians or other nominees may have different procedures than registered shareholders for processing the Reverse Stock Split and making payment for fractional shares. Shareholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee and who have any questions in this regard are encouraged to contact their banks, brokers, custodians or other nominees.

Registered “Book-Entry” Holders of Common Stock

Certain of our registered holders of Common Stock may hold some or all of their shares electronically in book-entry form with the transfer agent. These shareholders do not have stock certificates evidencing their ownership of the Common Stock. They are, however, provided with a statement reflecting the number of shares registered in their accounts.

Shareholders who hold shares electronically in book-entry form with the transfer agent will not need to take action (the exchange will be automatic) to receive whole shares of post-Reverse Stock Split Common Stock or payment in lieu of any fractional share interest, if applicable.

Holders of Certificated Shares of Common Stock

Shareholders holding shares of our Common Stock in certificated form will be sent a transmittal letter by the transfer agent after the Effective Time. The letter of transmittal will contain instructions on how a shareholder should surrender his, her or its certificate(s) representing shares of our Common Stock (the “Old Certificates”) to the transfer agent in exchange for certificates representing the appropriate number of whole shares of post-Reverse Stock Split Common Stock (the “New Certificates”). No New Certificates will be issued to a shareholder until such shareholder has surrendered all Old Certificates, together with a properly completed and executed letter of transmittal, to the transfer agent. No shareholder will be required to pay a transfer or other fee to exchange his, her or its Old Certificates. Shareholders will then receive a New Certificate(s) representing the number of whole shares of Common Stock that they are entitled as a result of the Reverse Stock Split. Until surrendered, we will deem outstanding Old Certificates held by shareholders to be cancelled and only to represent the number of whole shares of post-Reverse Stock Split Common Stock to which these shareholders are entitled. Any Old Certificates submitted for exchange, whether because of a sale, transfer or other disposition of stock, will automatically be exchanged for New Certificates. If an Old Certificate has a restrictive legend on the back of the Old Certificate(s), the New Certificate will be issued with the same restrictive legends that are on the back of the Old Certificate(s). If a shareholder is entitled to a payment in lieu of any fractional share interest, such payment will be made as described below under “—Fractional Shares.”

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY STOCK CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

Fractional Shares

We do not currently intend to issue fractional shares in connection with the Reverse Stock Split. Therefore, we do not expect to issue certificates representing fractional shares. Shareholders of record who would otherwise hold fractional shares because the number of shares of Common Stock they hold before the Reverse Stock Split is not evenly divisible by the split ratio ultimately determined by the board of directors will be entitled to receive cash (without interest and subject to applicable withholding taxes) in lieu of such fractional shares from our transfer agent. Our transfer agent will aggregate all fractional shares following the Reverse Stock Split and sell them into the market. The total amount of cash that will be paid to holders of fractional shares following the Reverse Stock Split will be an amount equal to the net proceeds (after customary brokerage commissions and other expenses) attributable to such sale. Holders of fractional shares as a result of the Reverse Stock Split will be paid such proceeds on a pro rata basis, depending on the fractional amount of shares that they owned.

If a shareholder who holds shares in certificated form is entitled to a payment in lieu of any fractional share interest, the shareholder will receive a check as soon as practicable after the Effective Time and after the shareholder has submitted an executed transmittal letter and surrendered all Old Certificates, as described above in “—Holders of Certificated Shares of Common Stock.” If a shareholder who holds shares in book-entry form is entitled to a payment in lieu of any fractional share interest, the shareholder will receive a check as soon as practicable after the Effective Time without need for further action by the shareholder. Shareholders who hold shares of our Common Stock with a bank, broker, custodian or other nominee should contact their bank, broker, custodian or other nominee for information on the treatment and processing of fractional shares by their bank, broker, custodian or other nominee. By signing and cashing the check, shareholders will warrant that they owned the shares of Common Stock for which they received a cash payment. The cash payment is subject to applicable federal and state income tax and state abandoned property laws. Shareholders will not be entitled to receive interest for the period of time between the Effective Time and the date payment is received.

Authorized Shares

If and when the board of directors elects to effect the Reverse Stock Split, we will also reduce the number of authorized shares of Common Stock in proportion to the reverse stock split ratio. The reduction in the number of authorized shares would be effected by the filing of the certificate of amendment to our Articles of Incorporation, as discussed above. The table below shows the number to which authorized shares of Common Stock will be reduced resulting from the listed hypothetical reverse stock split ratios indicated below:

	Number of authorized shares of common stock following the Reverse Stock Split
Reverse Stock Split Ratio	If Authorized Share Increase is approved	If Authorized Share Increase is not approved
1 - for - 2	150,000,000	5,000,000
1 - for - 3	100,000,000	3,333,333
1 - for - 4	75,000,000	2,500,000
1 - for - 5	60,000,000	2,000,000
1 - for - 6	50,000,000	1,666,666
1 - for - 7	42,857,142	1,428,571
1 - for - 8	37,500,000	1,250,000
1 - for - 9	33,333,333	1,111,111
1 - for - 10	30,000,000	1,000,000

The actual number of authorized shares after giving effect to the Reverse Stock Split, if implemented, will depend on the reverse stock split ratio that is ultimately determined by the board of directors and whether the Authorized Share Increase discussed above in “Proposal 1—Approval of Amendment to Our Articles of Incorporation to Increase the Number of Authorized Shares of Common Stock from 10,000,000 to 300,000,000” is approved.

Effect of the Reverse Stock Split on Employee Plans, Options and Warrants

Based upon the reverse stock split ratio determined by the board of directors, proportionate adjustments are generally required to be made to the per share exercise price and the number of shares issuable upon the exercise of all outstanding options or warrants entitling the holders to purchase shares of Common Stock. This would result in approximately the same aggregate price being required to be paid under such options or warrants upon exercise, and approximately the same value of shares of Common Stock being delivered upon such exercise immediately following the Reverse Stock Split as was the case immediately preceding the Reverse Stock Split. The number of shares deliverable upon settlement or vesting of Common Stock units in our 401(k) savings plans or deferred compensation plans will be similarly adjusted. The number of shares reserved for issuance pursuant to these securities will be reduced proportionately based upon the reverse stock split ratio determined by the board of directors.

Accounting Matters

The proposed amendments to our Articles of Incorporation will not affect the par value of our Common Stock per share, which will remain no par value per share. As a result, as of the Effective Time, the stated capital attributable to Common Stock and the additional paid-in capital account on our balance sheet will not change due to the Reverse Stock Split. Reported per share net income or loss will be higher because there will be fewer shares of Common Stock outstanding.

Certain Federal Income Tax Consequences of the Reverse Stock Split

The following summary describes certain material U.S. federal income tax consequences of the Reverse Stock Split to holders of our Common Stock.

Unless otherwise specifically indicated herein, this summary addresses the tax consequences only to a beneficial owner of our Common Stock that is a citizen or individual resident of the United States, a corporation organized in or under the laws of the United States or any state thereof or the District of Columbia or otherwise subject to U.S. federal income taxation on a net income basis in respect of our Common Stock (a “U.S. holder”). This summary does not address all of the tax consequences that may be relevant to any particular investor, including tax considerations that arise from rules of general application to all taxpayers or to certain classes of taxpayers or that are generally assumed to be known by investors. This summary also does not address the tax consequences to (i) persons that may be subject to special treatment under U.S. federal income tax law, such as banks, insurance companies, thrift institutions, regulated investment companies, real estate investment trusts, tax-exempt organizations, U.S. expatriates, persons subject to the alternative minimum tax, traders in securities that elect to mark to market and dealers in securities or currencies, (ii) persons that hold our Common Stock as part of a position in a “straddle” or as part of a “hedging,” “conversion” or other integrated investment transaction for federal income tax purposes, or (iii) persons that do not hold our Common Stock as “capital assets” (generally, property held for investment).

This summary is based on the provisions of the Internal Revenue Code of 1986, as amended (IRC), U.S. Treasury regulations, administrative rulings and judicial authority, all as in effect as of October 15, 2009. Subsequent developments in U.S. federal income tax law, including changes in law or differing interpretations, which may be applied retroactively, could have a material effect on the U.S. federal income tax consequences of the Reverse Stock Split.

EACH PROSPECTIVE INVESTOR SHOULD CONSULT ITS OWN TAX ADVISOR REGARDING THE U.S. FEDERAL, STATE, LOCAL, AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES OF THE REVERSE STOCK SPLIT.

If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our Common Stock, the U.S. federal income tax treatment of a partner in the partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships that hold our Common Stock, and partners in such partnerships, should consult their own tax advisors regarding the U.S. federal income tax consequences of the Reverse Stock Split.

U.S. Holders

The Reverse Stock Split should be treated as a recapitalization for U.S. federal income tax purposes. Therefore, except as described below with respect to cash in lieu of fractional shares, no gain or loss will be recognized upon the Reverse Stock Split. Accordingly, the aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split should equal the aggregate tax basis in the Common Stock surrendered (excluding the portion of the tax basis that is allocable to any fractional share), and the holding period for the Common Stock received should include the holding period for the Common Stock surrendered.

A U.S. holder who receives cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split should recognize capital gain or loss in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the shares of our Common Stock surrendered that is allocated to such fractional share of our Common Stock. Such capital gain or loss should be long term capital gain or loss if the U.S. holder’s holding period for our Common Stock surrendered exceeded one year at the Effective Time. The deductibility of net capital losses by individuals and corporations is subject to limitations.

U.S. Information Reporting and Backup Withholding. Information returns generally will be required to be filed with the Internal Revenue Service (“IRS”) with respect to the receipt of cash in lieu of a fractional share of our Common Stock pursuant to the Reverse Stock Split in the case of certain U.S. holders. In addition, U.S. holders may be subject to a backup withholding tax (at the current applicable rate of 28%) on the payment of such cash if they do not provide their taxpayer identification numbers in the manner required or otherwise fail to comply with applicable backup withholding tax rules. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the U.S. holder’s federal income tax liability, if any, provided the required information is timely furnished to the IRS.

Non-U.S. Holders

The discussion in this section is addressed to “non-U.S. holders.” A non-U.S. holder includes a beneficial owner of our Common Stock that is a foreign corporation or who is a non-resident alien individual.

Generally, non-U.S. holders will not recognize any gain or loss upon the Reverse Stock Split. In particular, gain or loss will not be recognized with respect to cash received in lieu of a fractional share provided that (a) such gain or loss is not effectively connected with the conduct of a trade or business in the United States (or, if certain income tax treaties apply, is not attributable to a non-U.S. holder’s permanent establishment in the United States), (b) with respect to non-U.S. holders who are individuals, such non-U.S. holders are present in the United States for less than 183 days in the taxable year of the Reverse Stock Split and other conditions are met, and (c) such non-U.S. holders comply with certain certification requirements.

U.S. Information Reporting and Backup Withholding Tax. In general, backup withholding and information reporting will not apply to payment of cash in lieu of a fractional share of our Common Stock to a non-U.S. holder pursuant to the Reverse Stock Split if the non-U.S. holder certifies under penalties of perjury that it is a non-U.S. holder and the applicable withholding agent does not have actual knowledge to the contrary. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be refunded or allowed as a credit against the non-U.S. holder’s U.S. federal income tax liability, if any, provided that certain required information is timely furnished to the IRS. In certain circumstances the amount of cash paid to a non-U.S. holder in lieu of a fractional share of our Common Stock, the name and address of the beneficial owner and the amount, if any, of tax withheld may be reported to the IRS.

Dissenter’s Rights

Under California law and our Articles of Incorporation, holders of our Common Stock will not be entitled to dissenter’s rights or appraisal rights with respect to the Reverse Stock Split.

Required Consent

The affirmative consent of a majority of the issued and outstanding shares of the Common Stock entitled to vote is required for approval of the Reverse Stock Split. Approval by our shareholders of the Reverse Stock Split is not conditioned upon approval by our shareholders of the Authorized Share Increase; conversely, approval by our shareholders of the Authorized Share Increase is not conditioned upon approval by our shareholders of the Reverse Stock Split.

The board of directors recommends that shareholders consent to the amendment to the Articles of Incorporation to authorize the Reverse Stock Split.

REGULATORY ORDER

Tamalpais Bank entered into a Stipulation and Consent, on September 14, 2009, agreeing to the issuance of an Order to Cease and Desist, or the Order, with the FDIC and the California Department of Financial Institutions, or the Department, effective September 15, 2009, addressing, among other items, management of asset quality and increased capital for the Bank. Among other things, the Order mandates that the Bank and its affiliates, successors and assigns cease and desist from certain unsafe and unsound banking practices, including operating with: management whose policies and practices are detrimental to the Bank and jeopardize the safety of its deposits; inadequate board oversight; inadequate capital in relation to the kind and quality of assets held by the Bank; an inadequate loan valuation reserve; a large volume of poor quality loans; engaging in unsatisfactory lending and collection practices; and inadequate provisions for liquidity. The Order states that the Bank neither admitted nor denied engaging in any of the alleged unsafe or unsound banking practices. Additionally, the Order requires the Bank to:

•

Present a written capital plan to the FDIC and the Department within 60 days of the Order by which the Bank would achieve and thereafter maintain a Tier I Capital Ratio of not less than 9 percent and a Total Risk-Based Capital Ratio of not less than 12 percent by December 31, 2009. The capital plan must include a contingency plan in the event that the Bank has not adequately complied with the capital requirements. The contingency plan must include provisions for the sale or merger of the Bank;

•	The Bank must eliminate from its books, by charge-off or collection, all assets classified as “loss”;

•

Formulate and implement a plan to reduce the Bank’s risk exposure in classified assets and to reduce the ratio of assets classified “substandard” to Tier I Capital plus the allowance for loan losses to not more than 100 percent by March 14, 2010, to not more than 50 percent by June 12, 2010 and to continue to reduce the volume of such assets after that date. The Bank must develop, within 60 days of the Order, written asset disposition plans for each classified asset greater than $1,000,000;

•

Have and retain qualified management of the Bank, and assess management and staffing needs, qualifications and performance. The Bank’s board must obtain, within 90 days of the Order, an independent study of the management and personnel structure of the Bank to determine whether additional personnel are needed for the size and profitable operation of the Bank. The Bank must formulate a plan to implement the recommendations of the study;

•	Assure the on-going participation of the Bank’s Board of Directors in the affairs of the Bank;

•	Maintain a fully funded allowance for loan losses;

•	Require the Bank’s Board of Directors to review the adequacy of the allowance for loan losses at least once each calendar quarter;

•

Cease to extend additional credit to any borrower who has a loan or extension of credit with the Bank (1) that has been charged off or classified, in whole or part, as “loss,” or (2) that is otherwise classified, in whole or part, and exceeds a certain amount without the prior approval of the Bank’s Board of Directors or loan committee;

•	Revise and implement written lending and collection policies;

•	Develop a plan to systematically reduce the number of commercial real estate loans;

•	Develop and implement a written liquidity funds management policy;

•	Not pay cash dividends without the prior written consent of the FDIC and the Department;

•	Not accept, renew or roll-over any brokered deposits without obtaining a waiver from the FDIC and adopt and implement a written plan for reducing the Bank’s reliance on brokered deposits;

•	Not engage in any expansionary activities without the prior written consent of the FDIC and the Department;

•	Notify the FDIC and the Department at least 30 days prior to adding any individual to the Bank’s Board of Directors or employing any individual as a senior executive officer of the Bank; and

•	Provide quarterly progress reports to the FDIC and the Department on the Bank’s compliance with the Order.

A copy of the Order is contained in our Current Report on Form 8-K filed with the Securities and Exchange Commission, or the SEC, on September 17, 2009.

SPECIAL CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This Consent Solicitation Statement includes “forward-looking statements” within the meaning and protections of Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. Forward-looking statements include statements with respect to our beliefs, plans, objectives, goals, expectations, anticipations, assumptions, estimates, intentions, and future performance, and involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance or achievements of Tamalpais Bancorp to be materially different from future results, performance or achievements expressed or implied by such forward-looking statements.

All statements other than statements of historical fact are statements that could be forward-looking statements. You can identify these forward-looking statements through our use of words such as “may,” “will,” “anticipate,” “assume,” “should,” “indicate,” “would,” “believe,” “ contemplate,” “ expect,” “estimate,” “continue,” “plan,” “project,” “could,” “intend,” “target” and other similar words and expressions of the future. These forward-looking statements may not be realized due to a variety of factors, including, without limitation:

•	higher than expected credit losses;

•	our ability to enhance the capital ratios of Tamalpais Bank and Tamalpais Bancorp;

•	our ability to reduce reliance on wholesale funding and attract low cost deposits from our market area;

•	our ability to meet our liquidity needs;

•	the effects of future economic, business and market conditions;

•	the cost of additional capital is more than expected;

•	change in our organization, compensation and benefit plans;

•	changes in the prices, values and sales volumes of residential and commercial real estate in California;

•	governmental monetary and fiscal policies;

•	the failure of assumptions underlying the establishment of reserves for possible loan losses and other estimates;

•	changes in the financial performance and/or condition of our borrowers;

•

legislative and regulatory changes, including changes in banking, securities and tax laws and regulations and their application by our regulators, and changes in the scope and cost of FDIC insurance and other coverages;

•	changes in accounting policies, rules and practices;

•

the risks of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values and liquidity of loan collateral, securities, and interest sensitive assets and liabilities;

•	changes in the availability and cost of credit and capital in the financial markets;

•	the effects of competition from a wide variety of local, regional, national and other providers of financial and investment management services;

•

regulatory actions that impact our holding company and bank subsidiary including the cease and desist order issued with respect to our subsidiary, Tamalpais Bank, by the Federal Deposit Insurance Corporation and California Department of Financial Institutions on September 14, 2009, and our ability to comply with the cease and desist order;

•	the costs and effects of legal and regulatory developments or regulatory or other governmental inquiries or orders we must comply with and the results of regulatory examinations or reviews;

•	changes in technology or products that may be more difficult, costly, or less effective than anticipated;

•	the effects of natural disasters, pandemic flu, war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions;

•	our success at managing the risks involved in the foregoing items; and

•	other risks detailed in the Tamalpais Bancorp filings with the Securities and Exchange Commission.

The forward-looking statements are based upon management’s belief and assumptions and are made as of the date of this Consent Solicitation Statement. We undertake no obligation to publicly update or revise any forward-looking statements included in this Consent Solicitation Statement or to update the reasons why actual results could differ from those contained in such statements, whether as a result of new information, future events or otherwise, except to the extent required by federal securities laws.

When relying on forward-looking statements to make decisions with respect to Tamalpais Bancorp, readers are cautioned to consider these and other risks and uncertainties.

SHAREHOLDER PROPOSALS FOR THE NEXT ANNUAL MEETING OF SHAREHOLDERS

Pursuant to Rule 14a-8 of the Exchange Act proposals by our shareholders that are intended for inclusion in our proxy statement and proxy and to be presented at our 2010 annual meeting must be delivered to our Secretary at our principal offices no later than December 23, 2009. In addition to these advance notice requirements, there are other requirements that a shareholder must meet in order to have a proposal included in our proxy statement under the rules of the Securities and Exchange Commission.

ADDITIONAL INFORMATION

We are subject to the informational requirements of the Exchange Act. Accordingly, we file periodic reports, proxy statements and other information with the SEC. The public may read and copy any materials we file with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Washington D.C. 20549 and may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet site, www.sec.gov, through which all forms filed electronically may be accessed. Additionally, all forms filed with the SEC and additional shareholder information is available free of charge on our website www.tambancorp.com, including our 2008 Annual Report to Shareholders, which includes our Annual Report on Form 10-K, which we previously delivered to all our shareholders or by contacting our Corporate Secretary at 630 Las Gallinas Avenue, San Rafael, CA 94903, or by phone (415) 526-6400. Tamalpais Bancorp posts these reports to its website as soon as reasonably practicable after filing them with the SEC. None of the information on or accessible through our website is incorporated into this Consent Solicitation Statement.

San Rafael, California	TAMALPAIS BANCORP,
November 4, 2009	a California corporation

TAMALPAIS BANCORP

630 LAS GALLINAS AVENUE

SAN RAFAEL, CALIFORNIA 94903

CONSENT

THIS CONSENT IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby (i) acknowledges receipt of the notice dated November 4, 2009 of the solicitation of consents from the shareholders of Tamalpais Bancorp, a California corporation (the “Company”), and the Consent Solicitation Statement related thereto and (ii) votes all shares of the Common Stock of the Company held of record by the undersigned on October 28, 2009 in the manner designated herein.

THIS CONSENT, WHEN PROPERLY EXECUTED, WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION MADE HEREIN. IF NO SPECIFICATION IS MADE, THIS CONSENT WILL BE COUNTED AS A “CONSENT” IN FAVOR OF PROPOSALS 1 AND 2.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS PROVIDE THEIR CONSENT TO PROPOSALS 1 AND 2. PLEASE REVIEW CAREFULLY THE CONSENT SOLICITATION STATEMENT DELIVERED WITH THIS CONSENT.

1.	To authorize the amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock from 10,000,000 shares to 300,000,000 shares.

CONSENT	CONSENT WITHHELD	ABSTAIN

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2.	To authorize the amendment to our Articles of Incorporation to (i) effect a reverse stock split of our Common Stock by a ratio of not less than one-for-two and not more than one-for-ten at any time prior to November 4, 2010, with the exact ratio to be set at a whole number within this range as determined by the Board of Directors in its sole discretion, and (ii) reduce the number of authorized shares of our common stock by the reverse stock split ratio determined by the Board of Directors (“Reverse Stock Split”).

CONSENT	CONSENT WITHHELD	ABSTAIN

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Name:

Date:

Name:

Date:

NOTE: PLEASE DATE THIS CONSENT AND SIGN YOUR NAME OR NAMES EXACTLY AS SET FORTH HEREON. FOR JOINTLY OWNED SHARES, EACH OWNER SHOULD SIGN. IF SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE INDICATE THE CAPACITY IN WHICH YOU ARE ACTING. CONSENTS EXECUTED BY CORPORATIONS SHOULD BE SIGNED BY A DULY AUTHORIZED OFFICER AND SHOULD BEAR THE CORPORATE SEAL.

PLEASE DATE AND SIGN THIS CONSENT AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.